Exhibit 99.1

Anworth Announces Preferred Dividends

SANTA MONICA, Calif.--(BUSINESS WIRE)--January 20, 2012--Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that, in accordance with the terms of Anworth’s 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the first quarter of 2012. The Series A Preferred Stock dividend is payable on April 16, 2012 to holders of record of Series A Preferred Stock as of the close of business on March 30, 2012. The dividend reflects the period from January 1, 2012 through March 31, 2012.

Also, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the first quarter of 2012. The Series B Preferred Stock dividend is payable on April 16, 2012 to holders of record of Series B Preferred Stock as of the close of business on March 30, 2012. The dividend reflects the period from January 1, 2012 through March 31, 2012.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by U.S. Government-sponsored agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “assume,” “estimate,” “intend,” “continue,” or other similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, changes in interest rates; changes in the market value of our mortgage-backed securities; changes in the yield curve; the availability of mortgage-backed securities for purchase; increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities; our ability to use borrowings to finance our assets and, if available, the terms of any financing; risks associated with investing in mortgage-related assets; changes in business conditions and the general economy, including the consequences of actions by the U.S. government and other foreign governments to address the global financial crisis; implementation of or changes in government regulations affecting our business; our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; our ability to maintain an exemption from the Investment Company Act of 1940, as amended; and management's ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com